AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE
Contact: Paul R. Geist EVP & Chief Financial Officer 816-584-5228 pgeist@aipc.com

For Immediate Release

AMERICAN ITALIAN PASTA COMPANY REPORTS FIRST QUARTER 2010 RESULTS

TOTAL REVENUE OF $148.9 MILLION

QUARTERLY EPS OF $0.95 PER DILUTED SHARE

KANSAS CITY, MO., February 4, 2010 -- American Italian Pasta Company (NASDAQ:AIPC), the largest producer of dry pasta in North America, today announced results for its first quarter of fiscal year 2010, which ended January 1, 2010.

The first quarter of fiscal year 2010 contained 13 weeks, one week less than the Company’s comparative first quarter of fiscal year 2009 which contained 14 weeks.  Thus, all year-over-year comparisons reflect a 13-week first quarter for fiscal year 2010 and a 14-week first quarter for fiscal year 2009.  The Company reports on a 52/53 week basis with the extra week occurring approximately every six years.  Fiscal year 2009 was a 53-week fiscal year and ended on October 2, 2009.  Fiscal year 2010 is a 52-week year ending on October 1, 2010.

FIRST QUARTER FINANCIAL HIGHLIGHTS

"We are very pleased with these results," said Jack Kelly, CEO of AIPC. "Even as we implemented our strategy to extract our proprietary brands from underperforming markets, we were able to increase our penetration of proprietary and customer brands in strategic markets.  As a result, on a weekly average basis, to adjust for the difference in weeks contained in the periods, we were able to increase our volume by 2%."

The Company noted gross profit increased to 33.5% of revenue, or nearly $50 million, for the 13-week first quarter of 2010 compared with 28.5% of revenue, or $48.8 million, for the 14-week first quarter of 2009.

Income before taxes increased $5.7 million to $32.2 million, or 21.6% of revenue, for the 13-week first quarter of 2010 compared with $26.5 million, or 15.5% of revenue, for the 14-week first quarter of 2009.

Tax expense increased $11 million as the Company’s sustained profitability returned it to a normal effective tax rate.  During the first quarter of 2009, the Company’s tax expense was reduced due to the release of valuation reserves related to net operating loss carryforwards.

Net income decreased $5.3 million to $20.7 million and earnings per diluted share decreased to $0.95 per diluted share from $1.23 per diluted share as the Company’s favorable results at the income before taxes level were offset by the $11 million ($0.50 per diluted share) increase in tax expense.

American Italian Pasta Co.,
February 4, 2010

"Our strategy, which we implemented during 2009, to focus on our proprietary and customer brands in those strategic markets in which we are strongest, and to extract our proprietary brands from underperforming markets, continues to pay dividends. We increased volume in our strategic markets and improved our gross profit to 33.5% of revenue while also growing our operating profit and pre-tax income," said Mr. Kelly.  "I’m particularly pleased that, on an average weekly basis, we were able to grow total volume, excluding our non-strategic brands in those markets that we are exiting, by over 6%.  This volume growth was well ahead of the overall market volume growth of 2.2%."

Operational Highlights

•
Total Revenues: Total revenue was $148.9 million for the 13-week quarter ended January 1, 2010, a $22.3 million decrease compared with total revenue of $171.2 million for the 14-week 2009 quarter.  On a weekly average adjusted basis, our total volume increased 2%.

•
Retail Revenues:  Retail revenue was $121.6 million for the 13-week 2010 quarter, a $14.5 million decrease compared with retail revenue of $136.1 million for the 14-week 2009 quarter.  The decrease resulted from the combination of a $7.5 million decrease in revenue related to the Company’s strategic proprietary and customer brands and a $7.6 million decrease in revenue related to proprietary brands the Company is extracting from underperforming markets, partly offset by the $0.7 million increase in payments received from the U.S. government under the Continued Dumping and Subsidy Offset Act of 2000.  The $7.5 million decrease in revenue related to  strategic proprietary and customer brands was comprised of a $9.6 million decrease due to lower pricing partly offset by a $2.1 million increase due to increased volume during the 13-week first fiscal quarter of 2010 compared to the 14-week first fiscal quarter of 2009.  On a weekly average basis, to adjust for the difference in weeks contained in the periods, strategic proprietary and customer brand volume increased approximately 10%.

•
Institutional Revenues:  Institutional revenue was $27.3 million for the 13-week 2010 quarter, a $7.8 million decrease compared with institutional revenue of $35.1 million for the 14-week 2009 quarter.  Revenues decreased $4.2 million, or 12%, due to lower average selling prices and $3.6 million, or 10%, due to lower volume.  On a weekly average basis, to adjust for the difference in weeks contained in the periods, institutional market volume decreased approximately 3%.

•
Cost of Goods Sold:  Cost of goods sold decreased $23.4 million, or 19%, to $99.0 million for the 13-week first quarter of 2010, from $122.4 million for the 14-week first quarter of 2009.  As a percentage of revenues, cost of goods sold for the first quarter of 2010 decreased to 66.5%, from 71.5% for the first quarter of 2009.

•
Gross profit: Gross profit increased $1.1 million to $49.9 million for the 13-week first quarter of 2010, from $48.8 million for the 14-week first quarter of 2009.  Gross profit, as a percentage of revenues, increased to 33.5% during the first quarter of 2010, compared to 28.5% during the first quarter of 2009.

•
Other operating expenses: Other operating expenses totaled $16.0 million for the 13-week 2010 quarter, a $0.4 million decrease compared with other operating expense of $16.4 million for the 14-week 2009 quarter.

•
Operating profit:  Operating profit for the 13-week first quarter of 2010 was $33.9 million, an increase of $1.4 million, as compared to $32.5 million for the 14-week first quarter of 2009.  Operating profit increased, as a percentage of revenues, to 22.8% for the first quarter of 2010, from 19.0% for the first quarter of 2009.

ABOUT AIPC

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta Company is the largest producer of dry pasta in North America.  The Company has four plants that are located in Excelsior Springs, Missouri; Columbia, South Carolina;

American Italian Pasta Co.,
February 4, 2010

Tolleson, Arizona and Verolanuova, Italy.  The Company has approximately 675 employees located in the United States and Italy.  For more information, visit www.aipc.com.

When used in this release, the words "anticipate," "projected," "believe," "estimate," and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements.  The statements by the Company regarding the pasta market and financial performance are forward looking. There are numerous risks and uncertainties that could cause actual future results to differ materially from those anticipated by such forward-looking statements. The risks and uncertainties could be caused by a number of factors, including, but not limited to: (1) our dependence on a limited number of customers for a substantial portion of our revenue; (2) our ability to obtain necessary raw materials and minimize fluctuations in raw material prices; (3) the potential adverse impact on revenue and margins of the highly competitive environment in which we operate; (4) our reliance exclusively on a single product category; (5) our ability to cost-effectively transport our products; (6) consumption trends for our product; (7) the status of production capacity in the U.S. and the level of imports from foreign producers; (8) our ability to sustain quality and service requirements for our customers; and (9) our ability to attract and retain key personnel.  For a discussion of factors that could cause actual results to materially differ from those anticipated, see the risk factors set forth in item 1A of the Company’s Form 10-K for the fiscal year ended October 2, 2009.  The Company will not update any forward-looking statements in this press release to reflect future events.

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American Italian Pasta Co.,
February 4, 2010

AMERICAN ITALIAN PASTA COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
 (in thousands, except per share amounts)

	Quarter Ended
	January 1, 2010 (Thirteen Weeks)	January 2, 2009 (Fourteen Weeks)

Revenues	$148,946	$171,206
Cost of goods sold	98,982	122,362
Gross profit	49,964	48,844

Selling and marketing expense	7,248	7,364
General and administrative expense	8,683	8,653
Loss related to long-lived assets	103	347
Operating profit	33,930	32,480

Interest expense, net	1,776	5,878
Other (income) expense, net	(10)	95
Income before income taxes	32,164	26,507

Income tax expense	11,465	479
Net income	$20,699	$26,028

Net income per common share (basic)	$0.98	$1.28

Weighted-average common shares outstanding (basic)	21,047	20,257

Net income per common share (diluted)	$0.95	$1.23

Weighted-average common shares outstanding (diluted)	21,833	21,078

American Italian Pasta Co.,
February 4, 2010

AMERICAN ITALIAN PASTA COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	January 1, 2010	October 2, 2009
ASSETS
Current assets:
Cash and cash equivalents	$31,871	$30,959
Trade and other receivables, net	46,901	45,828
Inventories	45,454	50,996
Other current assets	6,740	6,372
Deferred income taxes	16,793	22,202
Total current assets	147,759	156,357
Property, plant and equipment, net	286,103	291,212
Brands	78,733	79,074
Other assets	3,032	3,420
Total assets	$515,627	$530,063
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,162	$29,852
Accrued expenses	20,657	24,147
Income tax payable	3,460	-
Current maturities of long term debt	-	5,900
Total current liabilities	46,279	59,899
Long term debt, less current maturities	80,000	104,100
Deferred income taxes	54,157	52,972
Other long term liabilities	6,184	5,676
Total liabilities	186,620	222,647
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value:
Authorized shares – 10,000,000; Issued and outstanding shares – none	-	-
Class A common stock, $.001 par value:
Authorized shares – 75,000,000; Issued and outstanding shares – 23,357,185 and 21,129,627, respectively, at January 1, 2010; 23,198,013 and 20,981,913, respectively, at October 2, 2009	23	23
Class B common stock, par value $.001
Authorized shares – 25,000,000; Issued and outstanding – none	-	-
Additional paid-in capital	276,677	274,142
Treasury stock 2,227,558 shares at January 1, 2010 and 2,216,100 shares at
October 2, 2009, at cost	(52,903)	(52,519)
Accumulated other comprehensive income	16,698	17,957
Retained earnings	88,512	67,813
Total stockholders’ equity	329,007	307,416
Total liabilities and stockholders’ equity	$515,627	$530,063